Exhibit 99.1

Green Bankshares Defers TARP Dividends and Trust Preferred Interest Payments

GREENEVILLE, Tenn.--(BUSINESS WIRE)--November 9, 2010--Green Bankshares, Inc. (NASDAQ:GRNB), the holding company for GreenBank, today announced that it has given notice to the U.S. Treasury Department that the Company is suspending the payment of regular quarterly cash dividends on the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued to the U.S. Treasury Department. Deferral of these dividends for six periods would trigger board appointment rights for the holder of the Series A Preferred Stock. The dividends will continue to be accrued for payment in the future and will be reported for the duration of the deferral period as a preferred dividend requirement that is deducted from income available to common shareholders for financial statement purposes.

Additionally the Company has also exercised its rights to defer regularly scheduled interest payments on all of its issues of junior subordinated debentures, relating to outstanding trust preferred securities (TRUPs), having an outstanding principal amount of $88.6 million. Under the terms of the trust documents, the Company may defer payments of interest for up to 20 consecutive quarterly periods without default or penalty. The regularly scheduled interest payments will continue to be accrued for payment in the future and reported as an expense for financial statement purposes.

Together, the deferral of interest payments on TRUPs and suspension of dividend payments to the U.S. Treasury Department should preserve about $5.1 million per year in bank level capital.

The Company made the decision to suspend these payments in consultation with the Federal Reserve Bank of Atlanta.

Certain matters discussed in this news release are not historical facts but are "forward-looking statements" within the meaning of and are furnished pursuant to the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties related to the Company's business are discussed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2009, and include, but are not limited to, (1) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (2) continuation of the historically low short-term interest rate environment; (3) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (4) increased levels of non-performing and repossessed assets and the ability to resolve these may result in future losses; (5) greater than anticipated deterioration or lack of sustained growth in the national or local economies; (6) rapid fluctuations or unanticipated changes in interest rates; (7) the impact of governmental restrictions on entities participating in the Capital Purchase Program (the “CPP”) of the United States Department of the Treasury; (8) changes in state and federal legislation, regulations or policies applicable to banks or other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy including implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; (9) the results of regulatory examinations; (10) increased competition with other financial institutions in the markets that GreenBank (the “Bank”) serves; (11) the Company recording a further valuation allowance related to its deferred tax asset; (12) exploring alternatives available for the future repayment or conversion of the preferred stock issued in the CPP; (13) further deterioration in the valuation of other real estate owned; (14) inability to comply with regulatory capital requirements and to secure any required regulatory approvals for capital actions; and (15) the loss of key personnel.

CONTACT:
Green Bankshares, Inc.
James E. Adams, 423-278-3050
Executive Vice President and Chief Financial Officer